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                                                                   EXHIBIT 10.12

                       VALUE-ADDED RESELLER/OEM AGREEMENT


        This Agreement is made effective June 26, 1997 between ADP, Inc. ("ADP") with offices at One ADP Boulevard, Roseland, New Jersey 07068, and Sagent Technology, Inc. ("SAGENT" or "Sagent"), with offices at 2225 E. Bayshore Road, Suite 100, Palo Alto, California 94303. The parties hereby agree that, after execution of this agreement ("Agreement") by an authorized representative of each of the parties, the terms and conditions of this Agreement shall apply to the use and distribution by ADP of the Products (as defined below). All capitalized terms used herein and not otherwise defined in this Paragraph or elsewhere in the Agreement are defined in Section 1, Definitions.

        1.     DEFINITIONS

               "Application" means a value-added application computer program which is developed by ADP and marketed by ADP's National Accounts Division of Employer Services.

               "Basic Maintenance" means SAGENT's maintenance program pursuant to which SAGENT shall provide to ADP receipt of all improvements, error corrections, enhancements, modifications, updates, new versions (including, without limitation, SAGENT's version 2 that works in accordance with the documentation previously provided by SAGENT to ADP in respect thereof ("SAGENT 2")), and new releases of the Products (other than those designated as new products by SAGENT), and support for the Product(s) and for all deliverables developed by Sagent as described in Section 5(e) hereof, for a fee described in
Section 8 hereof, payable in advance. For purposes of clarification, enhancements to functionality included in the integrated Data Mart Solution are included in Basic Maintenance. SAGENT reserves the right, in its sole discretion, to make non-material changes to the form and content of its Basic Maintenance from time to time and will provide ADP with a sixty (60) day advance notice of any such non-material change(s). As used in this Agreement, a "non-material" change shall consist of change of an administrative or otherwise non-substantive nature, not having an adverse effect upon a Solution, an Interface or an Application previously effected, or a Solution being undertaken at the time of such change, or upon the value, performance or functionality of the maintenance, support or Product being provided, as the case may be. No consent by ADP shall be required for changes to the maintenance services provided by SAGENT to customers of SAGENT other than ADP.

               "Confidential Information" of a party means such party's technical, business, marketing, financial or customer information, drawings, specifications, designs, records, correspondence or other information disclosed by such party in relation to this Agreement. The Product(s) shall be Confidential Information of Sagent, subject to the remainder of this paragraph. The Applications and any intellectual and/or proprietary rights therein, including, without limitation, any patent, copyright, trademark, service mark, logo, and trade secrets therein shall be Confidential Information of ADP, subject to the remainder of this paragraph. A party's "Confidential Information" does not include information (i) already in the public domain prior to the execution of this Agreement, or which enters the public domain, other than by unauthorized acts of the party receiving such information (the "Recipient"),
(ii) in the rightful possession of the Recipient prior to the execution of this Agreement, or (iii) which is independently developed by the Recipient without use of the disclosing party's Confidential Information or in violation of the terms of this Agreement.

               "Effective Date" means the date set forth in this first paragraph of this Agreement.

               "End User" means ADP customers who have licensed a Solution and who are entitled to use Product(s) in connection therewith.

               "End User Agreement" means the ADP standard End User software license agreement, as modified by ADP from time to time, which specifies the terms and conditions by which an End User may use Products. The End User Agreement will be in effect between ADP and its End Users. ADP shall be entitled to modify the End User Agreement from time to time provided that the End User Agreement shall at all times contain such provisions that (i) place confidentiality restrictions on the Products; (ii) prohibit reverse engineering or disassembling of the Products; and (iii) reserve all intellectual property rights not expressly granted thereunder.

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               "Export Laws" means all export laws, administrative regulations, and executive orders of any applicable jurisdiction relating to the control of imports and exports of commodities and technical data, including, without limitation, the U.S. Department of Commerce.

               "Initial Term" shall have the meaning ascribed to such term in
Section 9(a) hereof.

               "Level 1 Support" means SAGENT's support program that provides telephone support during SAGENT's normal business hours, and Basic Maintenance for Products, as more fully described in Section 5 herein.

               "Level 2 Support" means SAGENT's support program that provides twenty four hour per day and seven day per week telephone support, and Basic Maintenance for Products, as more fully described in Section 5 herein.

               "Maintenance Term" shall refer to a period for which ADP shall be entitled to Basic Maintenance, Level 1 Support and Level 2 Support. The first Maintenance Term and second Maintenance Term, if any, shall be for an eighteen
(18) month period, and thereafter each succeeding Maintenance Term, if any, shall be for a twelve (12) month period.

               "Price List" means the SAGENT then current corporate price list in effect at the time ADP orders Products from SAGENT.

               "Product" or "Products" mean Sagent Products (in object code form only) outlined in Schedule A and B and licensed hereunder in accordance with this Agreement, including improvements, error corrections, enhancements, updates, new versions and new releases provided to ADP hereunder.

               "Quarter", or "quarter" means a calendar quarter. For purposes of this Agreement, the first Quarter shall mean that Period commencing July 1, 1997 and ending September 30, 1997, and all subsequent Quarters shall follow sequentially therefrom.

               "Solution" means the combination of an Application and a Product.

               "User Documentation" means the then current SAGENT user manual(s) and other written materials on the proper installation and use of, and which are normally distributed with, the Products. Sagent represents to ADP that it has provided to ADP an up-to-date copy of the User Documentation.

        2.     APPOINTMENT OF ADP; RELATIONSHIP OF THE PARTIES

               (a) SAGENT hereby appoints ADP as an authorized, non-exclusive Value-Added Reseller. A "Value-Added Reseller" or "VAR" develops, owns and licenses, to one or more End Users, one or more value-added Applications in conjunction with a Product copy. A VAR licenses its Application with each Product copy it distributes.

               (b) The relationship between the parties shall be that of VAR licensing products and purchasing services as an independent contractor from SAGENT and reselling and sublicensing to End Users. ADP and its employees are not agents or representatives of SAGENT for any purpose and have no power or authority to represent, act for, bind or commit SAGENT.

        3.     ADP'S RIGHTS, REPRESENTATIONS AND OBLIGATIONS

               (a) Subject to the terms and conditions herein, SAGENT hereby grants and ADP hereby accepts (i) a worldwide, non-exclusive, nontransferable (except as otherwise provided herein), perpetual, royalty-free right and license to use the Products for internal use only by ADP's National Accounts Division or any successor division to ADP's National Accounts Division to develop Applications and Solutions, and to provide support and other services to End Users, and for its other internal purposes; (ii) a worldwide, non-exclusive, nontransferable (except as otherwise

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provided herein), perpetual, royalty-bearing right and license to copy, distribute, license, display, sell, and market Product copies and User Documentation for use solely as part of a Solution; (iii) a worldwide non-exclusive nontransferable (except as provided herein), perpetual, royalty-free right and license to use in unaltered form the SAGENT trademarks, service marks or marketing logos solely to promote the Products, Applications or Solutions, provided ADP obtains SAGENT's prior written approval for each new usage. In addition to the foregoing, Sagent hereby grants to ADP a worldwide non-exclusive, nontransferable (except as otherwise provided herein), perpetual, royalty-bearing right and license to copy, distribute, license, display, sell and market Add-On Components as described in Schedule B; and (iv) the right and license to sublicense to End Users Product copies and User Documentation for internal use solely as part of a Solution. SAGENT retains all title to and, except as unambiguously licensed herein, all rights, including all intellectual property rights to the Products, and all copies and derivative works thereof (by whomever produced) other than interfaces, translations, applications and intellectual property used to create Applications or Solutions, and any other derivative work created by or on behalf of ADP in accordance with the terms of this Agreement. ADP shall retain all title, rights and interest to all interfaces, translations, augmentations, Applications and intellectual property used to create the foregoing, and any other derivative work created by, for or on behalf of ADP. If ADP desires to use additional Sagent products, or desires to distribute additional Sagent products, both parties may execute additional Exhibits and ADP shall pay to Sagent the applicable and then-current license fees and royalty as set forth in the Price List. Any fees contemplated in the immediately preceding sentence shall not exceed [*]% of the then current list price for the applicable Sagent software. Upon payment of the applicable fees for each Product copy as set forth in Section 8(a)(ii) herein, ADP's royalty-bearing right and license as granted herein shall be fully paid up for such Product copy.

               (b) Sagent will supply up to thirty-five (35) sets of its Products, including documentation, for use pursuant to Section 3(a)(i) above at no additional charge. ADP's National Accounts Division of Employer Services may license additional Products in sets of twenty-five (25), including User Documentation, for internal use at a cost of $[*] per Product set. Sagent shall provide to ADP a set of Product master disks, and hereby authorizes ADP to use the same to make Product copies for purposes consistent with Section 3(a)(ii) above. Sagent shall provide to ADP electronic copies of User Documentation and hereby authorizes ADP to incorporate the User Documentation into ADP's Solutions and ADP's documentation pertaining to the Solutions.

               (c) ADP shall not (i) distribute the Product copies on a stand alone basis, (ii) distribute Product copies in any way except as part of a Solution, (iii) except under the circumstances contemplated in Section 10 hereof or under the Escrow Agreement, modify or alter the source code of the Products or Product copies in any way, or (iv) use any SAGENT trademark or trade name in a way that implies ADP is an agency or branch of SAGENTs.

               (d) ADP agrees not to resell, distribute or sublicense Products or Product copies to third parties other than End Users, except where such third parties are approved in writing in advance by SAGENT, such approval not to be unreasonably withheld.

               (e) ADP may make up to ten (10) back-up copies of Products used internally to develop Applications, develop Solutions and or for demonstrations.

               (f) ADP shall ensure that the End User Agreement in electronic or hard copy form accompanies each Product copy distributed by ADP. In addition, ADP shall perform any other actions reasonably requested by Sagent to assure adequate protection of SAGENTs interests in its intellectual property rights contained in the Product(s) and Product copies. ADP shall not distribute or sublicense Products pursuant to mass-market or "shrink-wrap" licenses in those jurisdictions with respect to which ADP has been advised by legal counsel to ADP that such licenses are not enforceable. The provisions of the preceding sentence shall not impair the rights of ADP or End Users in respect of Products distributed or licensed prior to the receipt of such advice by legal counsel.

               (g) The Product, Product copies and all related documentation are protected under copyright and trade secret laws and contain proprietary information of SAGENT and its licensers. ADP shall abide by the terms of any proprietary notices or markings, and shall use the documentation and the Product only for the purposes contemplated by this Agreement, and shall not disclose to others or reproduce the Product (except as specifically permitted under this Agreement), unless specifically authorized by SAGENT or required by law, or relevant in any legal proceeding between

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the parties, and shall be liable for all loss or damage to SAGENT from any failure to so abide or from any unauthorized disclosure in violation of this
Section 3(g) and Sections 3(c) and 3(d), and Article 4, of the Product, Product copies, or related documentation by ADP or its agents. ADP shall not translate any portion of the Product or Product copies or associated documentation into any other format or language without the prior written consent of SAGENT. In the event such translation is made by ADP, ADP shall own all rights to each translation but shall grant to SAGENT a non-exclusive, royalty free license to such translation.

               (h) ADP shall promptly notify SAGENT of any actual or suspected unauthorized use or disclosure of the Confidential Information received from SAGENT, of which it becomes aware and shall provide reasonable assistance to SAGENT (at SAGENT's expense) in the investigation and prosecution of unauthorized uses or disclosure.

               (i) Except as specifically permitted by this Agreement, ADP shall not directly or indirectly (i) use any Confidential Information of SAGENT to create any computer software program or user documentation which is substantially similar to any Product; (ii) reverse engineer, disassemble or decompile, or otherwise attempt to derive the source code for, any Product;
(iii) encumber, timeshare, rent or lease the rights granted by this Agreement;
(iv) copy, manufacture, adapt, localize, port or otherwise modify any Products or other SAGENT Confidential Information or allow any agent or authorize any End User of ADP to engage in similar conduct.

               (j) ADP does not have, and shall not claim that it has, any right in or to any of the Products or the Confidential Information received from SAGENT other than as specifically granted by this Agreement.

               (k) Any and all obligations of SAGENT to provide the Products, as well as any technical assistance, will be subject in all respects to such United States laws and regulations as will from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. ADP warrants that it will not export or reexport the Product, Product copies, any Confidential Information or a Solution, or technical data related thereto, except in conformity with such laws and regulations. ADP agrees that unless prior written authorization is obtained from the Bureau of Export Administration or the Export Administration Regulations explicitly permit the reexport without such written authorization, it will not export, re-export, or transship, directly or indirectly, the Product, Product copies, any of Sagent's Confidential Information or a Solution to country groups S or Z (as defined in the export Administration Regulations), or to any other country as to which the U.S. Government has placed an embargo against the shipment of products which is in effect during the term of this Agreement.

               (l) If at any time SAGENT determines that the laws of any country other than Canada, U.S., Mexico, Benelux or U.K. are or become insufficient to protect SAGENT's intellectual or proprietary rights in the Products, SAGENT may notify ADP in writing as to such determination and, unless ADP disagrees with such determination, ADP shall discontinue its distribution of Product(s) in such country within thirty (30) days from the date of Sagent's written notice to ADP. In the event that ADP disagrees with Sagent's determination, it shall so notify Sagent. At Sagent's option, Sagent may institute arbitration proceedings as described in Subsection (m) below to resolve any dispute pertaining to the question whether the laws of any country are or become insufficient to protect SAGENT's intellectual of propriety rights in the Product(s). Notwithstanding the foregoing, and notwithstanding the results of such arbitration proceeding, ADP shall be entitled to fulfill all existing contractual obligations in such country. ADP shall use reasonable efforts to abide by this restriction in any country the subject of a notification by Sagent as provided above and (i) not disputed by ADP, or (ii) the subject of an arbitration proceeding pursuant to which a determination was made that such country's laws are not sufficiently protective as alleged by Sagent. As of the date of this Agreement, no country is the subject of such distribution restrictions.

               (m) Except as may otherwise be provided herein, in the event of any disputes between ADP and Sagent relating to the question described in the third sentence of subsection (l) above, a representative designated by each of the parties shall meet with each other within seven days of the request of either party for such meeting, and shall engage in good faith negotiation to resolve such dispute. In the event that after such seven (7) day period, the parties have not resolved such dispute, either party may institute arbitration proceedings pursuant to the Commercial Rules of



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the American Arbitration Association then in effect at the time of the arbitration. The arbitration proceedings shall be held in Atlanta, George before a panel of three arbitrators. Each party shall select an arbitrator from the current listing of arbitrators registered with the American Arbitration Association. The two arbitrators so selected shall within seven (7) days of such selection mutually agree upon a third arbitrator registered with the American Arbitration Association. In the event the two arbitrators are unable to agree upon the third arbitrator, either party may request the president of the American Arbitration Association to appoint the third arbitrator and the decision of the president shall be final and binding upon the parties. The arbitral award shall be issued within thirty (30) days following the arbitration hearing, shall be in writing and shall be binding upon the parties.

               (n) This provision applies to all Products and Product Copies acquired directly or indirectly by or on behalf of the United States Government. The Product and Product Copies are commercial products, licensed on the open market at market prices, and were developed entirely at private expense and without the use of any U.S. Government funds. If the Product or Product Copies are supplied to the Department of Defense, the U.S. Government acquires only the license rights customarily provided to the public and specified in this Agreement. If the Product or Product Copies are supplied to any unit or agency of the U.S. Government other than the Department of Defense, the license to the U.S. Government is granted only with restricted rights. Use, duplication, or disclosure by the U.S. Government is subject to the restrictions set forth in subparagraph (c) of the Commercial Computer Software Restricted Rights clause of FAR 52.227-19.

               (o) ADP may permit properly licensed End Users to allow access and use of Products to those entities providing services for such End Users ("Outsourcers"), whether in connection with a service bureau, facilities management, outsourcing or other arrangement; provided, however, that such Outsourcers may use the Products only as part of a Solution and only pursuant to the applicable agreements entered into between such Outsourcers and End Users ("Outsourcing Agreements"), and not for the benefit of any third party. An Outsourcers right to access and use Products shall expire upon the termination or expiration of the applicable Outsourcing Agreements or End User Agreement, whichever is earlier. By way of example (and not in limitation of the foregoing), any such third party outsourcer shall be permitted to:

        (i) access and execute the solution, including, without limitation, all related software tools, at any location on behalf of the End User; and

        (ii) have access to a demonstration copy of the Products as part of the Solution.

        4.   CONFIDENTIALITY

               (a) Except as specifically allowed in this Agreement, neither party shall use or disclose any Confidential Information of the other party, except as required by law, regulation or court order. A party receiving Confidential Information from the other shall use the same degree of care to protect that Confidential Information as it uses to protect its own Confidential Information, but shall in any event use reasonable care. Within fifteen (15) days of the request of the disclosing party (which requests may not be made not before the termination of this Agreement and all licenses granted herein, if Sagent is the disclosing party), and in its sole discretion, the receiving party shall either return to the disclosing party originals and copies of any Confidential Information and all information, records and materials developed from them by the receiving party (which shall not include the Applications or related materials, if ADP is the receiving party), or destroy the same. Subject to the exception set forth in the first sentence of this subsection (a) of
Section 4, and to the provisions of Section 12(k) of this Agreement, either party may disclose only the existence, but not the contents, of this Agreement without the prior consent of the other party, except that the contents may be disclosed to parent companies or other controlling entities, and to financial or legal advisors. Notwithstanding the foregoing, it is understood that ADP shall be entitled to disclose to third parties such information pertaining to this Agreement as is necessary to effectuate the commercial intentions of this Agreement. By way of example and not in limitation of the foregoing, ADP shall be entitled to disclose that it is an authorized value added reseller of SAGENT. The parties acknowledge that ADP is in the business of developing and licensing computer software applications, and agree that nothing in this Agreement, including this Section 4(a), shall preclude or limit ADP's rights to develop other applications, or applications similar to the Products, as long as ADP does not use Sagent's Confidential Information to do so.

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               (b) The parties acknowledge that money damages will not be an adequate remedy if this section is breached and therefore, either party may, in addition to any other legal or equitable remedies, seek an injunction or similar equitable relief against such breach.

        5. TRAINING AND SERVICES

               (a) ADP will provide first line support for the Products to End Users. Such support shall include, without limitation, receipt of calls, problem and question intake, installation assistance, problem identification and assistance, efforts to create repeatable demonstrations of reported Product errors, and, if applicable, the replacement of any defective media or distribution of updates. SAGENT shall have no obligation to furnish any assistance, information or documentation to any third party.

               (b) In consideration of ADP's payment of applicable fees set forth in Section 8 herein, Sagent agrees to provide to ADP Basic Maintenance; and Level 1 Support and Level 2 Support in accordance with the terms and conditions set forth in Sagent's Premier Support Package, a copy of which is attached hereto as Schedule C hereto and incorporated into this Agreement by reference. Pursuant to Sagent's Premier Support Package, Sagent shall provide second level support and maintenance that will enable ADP to perform support and maintenance for its customers. Sagent will provide telephone consultation to ADP with respect to any customer questions which ADP cannot adequately answer, and will provide bug and error fixes, work around, and updates in accordance with the response guideline below, or, if not related to a reported problem, as they become available. Without limitation of the other provisions hereof, to the extent Sagent provides an error correction through a temporary fix (which shall at a minimum consist of sufficient programming and operating instructions to implement the error correction), Sagent shall include the error correction promptly in a subsequent release of the Product. From time to time, but in no event less frequently than once per twelve (12) months, Sagent shall issue to ADP new releases containing error corrections and other modifications and enhancements. Sagent shall provide reasonable assistance to help ADP install and operate each new release. Sagent agrees that the warranty obligations set forth in Section 6(a)(iv) shall remain in effect throughout the Maintenance Terms (as defined herein).

               SAGENT shall assign a severity level in accordance with the standards set forth in Schedule C to each reported Product problem or question, and confirm with ADP the severity level so assigned, and SAGENT's efforts to answer each such problem or question shall be commensurate with such severity level. In the event that there is a disagreement between the parties over the severity level assigned to a problem, the dispute shall be escalated to senior management of both parties for resolution. SAGENT shall resolve "severity level one" problems or questions within one (1) business day, "severity level two" problems or questions within two (2) business days, and other problems or questions within five (5) business days. ADP shall provide such reasonable assistance to SAGENT as SAGENT may reasonably require for the performance of its obligations pursuant to this Section 5(b).

               (c) SAGENT will provide the following training, in each case to occur in Atlanta, Georgia unless otherwise mutually agreed by the parties hereto:

                      Customer Support: Sagent will train two ADP Customer Support Representatives to provide first line support for Sagent Products. Sagent will hold a class at a time and location convenient to ADP to effect such training.

                      Sales Training: Sagent will provide two half day sales training courses to ADP's APM's, the first to occur in July 1997 and the other to take place in August 1997.

                      Basic Training: Sagent will teach one two day course in Atlanta for up to twelve (12) developers, as designated by ADP.

                      Train The Trainer Program: Sagent will train such ADP trainers designated by ADP in how to train ADP customers in the implementation, administration and maintenance of Sagent Products. This training will include one "class mentoring" of the first ADP taught course, by a Sagent certified trainer. This will be held in October 1997 or at another time mutually agree upon.

                      Advanced Training Course: Sagent will provide one advanced class for two ADP developers in July 1997 or at another time mutually agreed upon.

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               (d) If ADP desires to contract with Sagent for additional
support, installation, training, or any other need, Sagent will provide installation support and training classes for $[*] per day, plus reasonable expenses. All other support is offered at current and prevailing rates.

               Sagent will assist ADP in its first four (4) ADP sales opportunities at no cost to ADP. Such assistance by Sagent will include participation in sales calls and demonstrations.

               (e) Development:

               ADP agrees to pay Sagent $[*], at the time of delivery, for the delivery to ADP of SAGENT2 and of the items listed in items 1 and 2 hereinbelow (the "Deliverables") before June 30, 1997.

               1) Support for Centura SQL databases as Data Sources.

               2) Assistance in completing departmental security for the SAGENT
                  Datamart Solution.

               The Deliverables shall conform to the specifications set forth in Attachment B hereto. SAGENT2 shall contain, without limitation, such features which conform to the specifications set forth in Attachment C hereto.

               Any other mutually agreed upon engineering work to be performed by SAGENT for ADP will be done on a time and materials basis as a mutually agreed upon rate.

               Pursuant to Sagent's Basic Maintenance obligations, Sagent shall maintain and support the Deliverables and ensure compatibility of the Deliverables on an ongoing basis with all future Product releases.

               Notwithstanding the provisions of Section 3(a) hereof, is expressly agreed that the Deliverables shall belong jointly to Sagent and ADP and shall be considered the joint property of Sagent and ADP for purposes of this Agreement. To the extent that ADP is not the joint owner of the Deliverables, Sagent in consideration of $[*] and other good and valuable consideration the receipt and adequacy of which hereby are acknowledged, hereby irrevocably assigns to ADP, its successors and assigns, (i) joint rights, title and interests in and to the copyrights of the Deliverables and all renewals and extensions of the copyrights that may be secured under existing or future laws, and (ii) joint rights, title and interests in all other property rights in the Deliverables. To the extent that Sagent is not the joint owner of the Deliverables, ADP, in consideration of $[*] and other good and valuable consideration the receipt and adequacy of which hereby are acknowledged, hereby irrevocable assigns to SAGENT, its successors and assigns (x) joint rights, title and interest in and to the copyrights of the Deliverables and all renewal and extensions of the copyrights that may be secured under existing or future laws, and (y) joint rights, title and interest in all other property rights in the Deliverables. Each party shall, upon request by the other party hereto and at the other party's expense, promptly execute, acknowledge or deliver any documents or instruments deemed reasonably necessary by the other party to document, enforce, protect or otherwise perfect such other party's copyright and other interests in the Deliverables. Neither party hereto shall have the right to license or distribute the Deliverables, without the other party's consent, except that ADP shall be permitted to license and otherwise distribute the Deliverables as part of a Solution as otherwise contemplated in this Agreement.

               (f) Acceptance

               Upon completion of the development performed by Sagent in accordance with Section 5(e) of this Agreement, Sagent shall give written notice thereof to ADP and shall deliver the Deliverables to ADP for evaluation, including all documentation and other materials necessary for the proper utilization by ADP of the Deliverables. ADP shall develop and perform during a thirty (30) day period following receipt of the Deliverables, such acceptance tests it may wish to perform to verify that the Deliverables conform to the specifications. If the Deliverables pass such acceptance tests, ADP shall deliver to Sagent written notification thereof and the Deliverables shall be considered accepted. If the Deliverables do not pass such acceptance tests, ADP shall promptly deliver to Sagent written notification thereof, setting forth in detail those features of functions that do not substantially conform in all material respects with the Specifications. Sagent, at its own expense, shall use reasonable efforts to correct such deficiencies within thirty (30) calendar days from the date of ADP's deficiency notice, whereupon Sagent shall deliver the corrected Deliverables to ADP for evaluation. ADP may then perform additional acceptance tests for a period not to exceed thirty (30) calendar days from the date Sagent delivered the corrected deliverables to ADP. If the Deliverables, in ADP's

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reasonable judgment, still do not conform to the Specifications, (a) ADP may reject the Deliverables or continue the process described in this subsection (f) until ADP, in its sole discretion, notifies Sagent of acceptance or of rejection or (2) Sagent may notify ADP of Sagent's decision to discontinue this process. If ADP does not notify Sagent in writing of acceptance or rejection of the Deliverables within ninety (90) calendar days of the delivery of the Deliverables, the Deliverables shall be deemed accepted.

               (g) Failure of Acceptance Testing

               If ADP rejects the Deliverables pursuant to subsection (f) above, then neither ADP nor Sagent shall have any further obligation to the other with regard to the Deliverables.

        6. LIMITED WARRANTIES AND INDEMNIFICATION

               (a) SAGENT represents and warrants that (i) it has been duly authorized and has full power to enter into and perform this Agreement; (ii) the Products and the Deliverables will not to the knowledge of Sagent, after due inquiry, contain any viruses, locks, time-bombs or other devices (collectively, "Devices") that will cause any software or hardware used by ADP to be erased, to become inoperable or incapable of processing, or to otherwise damage or negatively affect the performance of said software or hardware in any manner, and to the extent that the Products or the Deliverables shall contain any Devices, Sagent shall, upon notice by ADP or upon learning of the same, replace the Products or the Deliverables, as applicable, with Products or Deliverables containing no Devices; (iii) the execution, delivery and performance of this Agreement by Sagent will not violate any applicable legal requirement, the violation of which would result in a material breach by Sagent of its obligations hereunder, and (iv) during the first ninety (90) days from the date ADP receives an unmodified Product ("Warranty Period") from SAGENT, the Products will, under normal use and operating conditions, be free of defects in materials and workmanship and will substantially conform to the User Documentation and the specifications set forth in Attachment A hereto.

               EXCEPT FOR THE EXPRESS LIMITED WARRANTIES SET FORTH IN THIS AGREEMENT, ADP AND ANY END USER ACCEPT THE PRODUCTS "AS IS" WITH NO OTHER EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS OF ANY KIND, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ADP MAKES NO WARRANTIES REGARDING THE APPLICATION(S) OR SOLUTIONS. ADP WARRANTS THAT THE EXECUTION, DELIVERY AND PERFORMANCE OF THIS AGREEMENT BY ADP WILL NOT VIOLATE ANY APPLICABLE LEGAL REQUIREMENT, THE VIOLATION OF WHICH WOULD RESULT IN A MATERIAL BREACH BY ADP OF ITS OBLIGATION HEREUNDER.

               (b) Sagent represents that, as of the date of this Agreement, it is not currently involved in any litigation (and is not aware of any causes of action or threatened litigation) relating to infringement by SAGENT of the intellectual property rights of third parties. SAGENT shall indemnify, defend, save and hold ADP and its officers, directors, agents, affiliates and employees harmless from all liability, damages, suits, fines, judgments, losses, claims, actions, and costs and expenses including attorneys' fees (and other costs and expenses incidental thereto), incurred by any such person, in connection with investigating, preparing or defending any such claim relating to or arising (1) out of any breach of representation or warranty of Sagent in this Agreement; (2) out of any failure by Sagent in the installation, maintenance or support of Products, or in training as contemplated in this Agreement; or (3) on account of any claim or allegation that the Product(s) or the Deliverables, or the use or distribution thereof as contemplated hereunder, infringe upon any patent, copyright, trademark or trade secret or other property rights or proprietary interests of any other party. Upon receipt by a person entitled to indemnification under this Section 6(b) of actual notice of a claim, action or proceeding against such person in respect of which indemnity may be sought hereunder, such person shall promptly notify Sagent with respect thereto. In any event, failure to so notify Sagent shall not relieve Sagent from any liability which Sagent may have on account of this indemnity except to the extent that Sagent shall have been materially prejudiced by such failure, provided that if such failure shall result in additional expense to Sagent such additional expense shall not be indemnified hereunder. Sagent shall be entitled to assume, and if requested by ADP shall assume, the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder. In any such


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

litigation or proceeding the defense of which Sagent has so assumed, ADP (and any other person entitled to indemnification under this Section 6(b)) shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such person. ADP agrees to give Sagent reasonable assistance (at no cost to ADP) in connection with SAGENT's defense of any such claim. SAGENT will not be responsible for any settlement it does not approve in writing but if settled with such approval, SAGENT agrees to indemnify ADP and any such person entitled to indemnification under this Section 6(b) from and against any loss or liability by reason of such settlement. In addition to the foregoing indemnification to be provided by Sagent, in the event that use of the Products or any part thereof is enjoined, Sagent shall, in the following order of priority, at its expense and as mutually agreed: (X) procure the right for ADP and its End Users to continue to use the Products or the affected part thereof;
(Y) replace the Products or the affected portion thereof with other suitable non-infringing software; or (Z) modify the Products or the affected portion thereof so as to be non-infringing, without detracting from the overall performance of the Products. If none of the foregoing remedies set forth in the immediately preceding sentence are commercially feasible, Sagent shall refund the aggregate fees paid by ADP for the Products prorated on a three (3) year basis from the Effective Date. The foregoing obligation of SAGENT does not apply with respect to Product or portions or components thereof (i) to the extent not supplied by SAGENT, (ii) to the extent made in whole or in part in accordance to ADP specifications, if the infringement results from Sagent's conformity with ADP's specifications, (iii) to the extent modified after shipment by ADP, if the alleged infringement is caused by such modification, (iv) combined with other products, processes or materials not approved by SAGENT to the extent the alleged infringement relates to such combination, (v) where ADP continues allegedly infringing activity after being notified thereof by Sagent and provided by Sagent with a non-infringing replacement for the infringing portion of the Products in accordance with the provisions of subsection (b)(Y) or (b)(Z) of this Section 6 or (vi) to the extent that ADP's infringement results from the use by ADP of the Product not strictly in accordance with the License. The provisions of this Section 6(b) shall survive the termination of this Agreement until thirty (30) days after the expiration of the applicable statute of limitations in respect of each applicable cause of action.

               (c) Upon SAGENT's breach of Section 6(a)(iv) hereof, SAGENT shall, in its sole discretion and at its option, provide modifications to keep the Products in substantial conformance with the Product specifications and the related User Documentation, or replace the Products. In addition to the foregoing, Sagent shall provide ADP with such additional support required by ADP in order that ADP may provide support to its End Users. For purposes of clarification, the parties agree that the provisions of this Section 6(c) shall not be in limitation of the provision of Sections 5(b), 9 and 10 hereof.

               (d) ADP and SAGENT shall, at their own expense, indemnify, defend, save and hold harmless each other from and against any claim, loss, expense, or judgment (including reasonable attorneys' fees) which arises from misrepresentations made in this Agreement by the other party.

               (e) ADP shall, at its expense, indemnify, defend, save and hold harmless SAGENT from and against any claim, loss, expense, or judgment (including reasonable attorneys' fees) to the extent the same arises (i) from any warranties granted in excess of the representations, warranties, covenants and other agreements made by SAGENT in this Agreement; (ii) the marketing of Product copies by ADP (except as contemplated whether explicitly or otherwise in this Agreement); or (iii) infringement by the Application or Solution or any non-Product related material supplied by ADP of any patent, copyright, trademark or trade secret of any third party, except to the extent that such infringement arises from the use of the Product as intended hereunder. Upon receipt by SAGENT of actual notice of a claim, action or proceeding against SAGENT in respect of which indemnity may be sought hereunder, SAGENT shall promptly notify ADP with respect thereto. In any event, failure to so notify ADP shall not relieve ADP from any liability which ADP may have on account of this indemnity except to the extent that ADP shall have been materially prejudiced by such failure, provided that if such failure shall result in additional expense to ADP such additional expense shall not be indemnified hereunder. ADP shall be entitled to assume, and if requested by SAGENT shall assume, the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder. In any such litigation or proceeding the defense of which ADP has so assumed, SAGENT shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of SAGENT. SAGENT agrees to give ADP reasonable assistance (at no cost to SAGENT) in connection with ADP's defense of any such claim. ADP will not be responsible for any settlement it does not approve in writing but if settled with such approval, ADP agrees to indemnify SAGENT from and against any loss or liability by reason of such settlement. The provisions of this

Section 6(e) shall survive until thirty (30) days after the expiration of the applicable statute of limitations in respect to each cause of action.

               (f) Sagent represents and warrants that the Products will (i) record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner, and with the same functionality, as the Products store, process and present calendar dates on or before December 31, 1999; (ii) lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000, and (iii) produce no logical or arithmetical inconsistency when dealing with dates beyond December 31, 1999.

        7.     LIMITATION OF LIABILITY

               NOTWITHSTANDING ANYTHING ELSE HEREIN TO THE CONTRARY, IN NO EVENT WILL ADP OR SAGENT BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR SAGENT'S OBLIGATIONS UNDER SECTIONS 6(b) AND 6(d) ABOVE, AND ADP'S OBLIGATIONS UNDER SECTIONS 6(d) AND 6(e) ABOVE, EACH PARTY'S LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY FOR A CLAIM OF ANY KIND RELATED TO THIS AGREEMENT OR ANY PRODUCT, WHETHER FOR BREACH OF CONTRACT OR WARRANTY, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE OF FEES PAID TO SAGENT UNDER THIS AGREEMENT.

        8.     FEES, DISCOUNTS, PAYMENTS, RECORDS, AUDITS

               (a) The quantities of Products to be purchased by ADP hereunder, and the fees to be paid in respect thereof, are as follows:

                      (i) Minimum guarantee. Subject to the remainder of this Agreement, ADP agrees to purchase not less than [ * ] ([ * ]) units of Product during the Initial Term. Of such [ * ] ([ * ]) Products, at least [ * ] ([ * ]) shall be purchased during the first four quarters of the Initial Term. During the fifth quarter, ADP shall purchase at least such number of Products equal to the excess, if any, of [ * ] ([ * ]) over the number of Products purchased during the first four quarters; and during the sixth quarter of the Initial Term, ADP shall purchase at least such number of Products equal to the excess, if any, of [ * ]
        ([ * ]) over the number of Products purchased during the first five quarters.

                      (ii) Prices. The prices of Products shall be as follows:
        The fee to be paid by ADP for each of the first forty (40) units of Product (as described in Part I of Schedule B) provided by Sagent to ADP and subsequently licensed or distributed to an End User is [ * ] Dollars ($[ * ]). This fee represents a [ * ]% discount from the list price for each Product. After forty (40) units of Product have been purchased by ADP hereunder, the price of all subsequent units of Product shall be

        [ * ] Dollars ($[ * ]) or [ * ] percent ([ * ]%) of the then current list price of Product, whichever is lower. The fees for the add-on components specified in Part III of Schedule B, if ADP elects to purchase same, will be [ * ] percent ([ * ]%) of SAGENT's price for such components, as set forth in such Part III, or if lower [ * ] percent
        ([ * ]%) of Sagent's then current list price for such components. SAGENT shall have the right, in its sole discretion and from time to time upon sixty (60) days' prior written notice to ADP (but not during the Initial Term or the first renewal term of this Agreement) to change the prices on its Price List, to add or delete Products from the Price List or implement special promotional programs. If ADP has submitted a bid(s) to potential End User(s) by the date of such written notice, then ADP may order Product at the previous price to fill such specific bid(s) for a period of ninety (90) days from the date ADP receives such notice, or until the price change takes effect, whichever is longer. ADP shall be responsible for all use taxes, sales taxes, and similar taxes pertaining to the Products, other than taxes based upon Sagent's income.

                      (iii) Payments. ADP agrees to pay SAGENT [ * ] Dollars ($[ * ]) upon the execution of this Agreement, in full payment for the first forty (40) Products. All

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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

        additional Products licensed by ADP shall be paid within thirty (30) days of ADP's receipt of SAGENT's invoice for such Product(s).

               (b) The parties agree that any license granted by ADP to an End User which license is terminated within ninety (90) days after being implemented by ADP may be relicensed by ADP to another End User without the payment of any additional royalty fee. ADP shall have the right to set the fees it charges to End Users in its sole discretion.

               (c) For each Product copy licensed to an End User by ADP, ADP shall maintain complete and accurate records (the "Copy Record") indicating by quarter the Product name and the number of licenses to an End User. Within thirty (30) business days after the end of each quarter, ADP shall deliver to SAGENT the Copy Records applicable to that quarter in a report, accompanied by any additional payment due to SAGENT relating to such Copy Records.

               (d) No more than once during the Initial Term, Renewal Term or any subsequent renewal period, at SAGENT's expense and with sixty (60) days' prior written notice, SAGENT may audit all records of ADP relating to this Agreement solely for purposes of determining the accuracy of payments during ADPs normal business hours. If an audit reveals that the amount which should have been paid to SAGENT is at least ten percent (10%) more than the amount reported by ADP, SAGENT's sole and exclusive remedy shall be to have ADP pay the reasonable cost of the audit to SAGENT. Any shortfall uncovered as a result of an audit as well as the cost of the audit, if required by the preceding sentence, shall be paid by ADP to SAGENT within thirty (30) days of the date SAGENT notifies ADP that an amount is due.

               (e) ADP shall pay any amounts owed to SAGENT on the date specified and according to the terms of this Agreement. If a due date is not specified, such payment shall be made by ADP within thirty (30) days after ADP's receipt of SAGENTs invoice. Each party is solely responsible for its own expenses incurred in the performance of this Agreement. If ADP fails to make any payment when due, unless ADP has notified SAGENT of its objections to the amount or basis of such payment, SAGENT may upon fifteen (15) days' advance written notice suspend delivery of Products or services until the past due payment is made. Sagent promptly will refund to ADP any overpayments made by ADP.

               (f) Payments will be in United States dollars. Any overdue amount shall bear interest at a rate of eight percent (8%) per annum or the maximum rate allowed by law if less. Costs of conversion, outside collection and related bank charges shall be paid by the party owing such payment. ADP shall be responsible for all taxes, and tariffs assessed by a taxing authority against ADP related to this Agreement (including any value added or sales taxes) other than taxes measured by or in relation to SAGENT's income. All shipments by SAGENT shall be F.O.B. origin. Risk of loss and damage will pass to ADP upon delivery to ADP.

               (g) Discounts do not apply to User Documentation ordered separately, marketing collateral materials, or other products or services offered by SAGENT and not mentioned in Schedules A and B. For avoidance of doubt there will be no fees payable by ADP to SAGENT for End User Documentation reproduced by ADP pursuant to this Agreement, whether for ADP's own internal use or for distribution to End Users.

               (h) Subsequent to the end of the Term as defined below, discounts shall be in accordance with SAGENT's standard applicable published discount schedule in effect at that time or as otherwise negotiated between the parties.

               (i) The prices and terms of maintenance and support are as set forth below. This Section 8(i) shall survive any termination or expiration of this Agreement pursuant to Section 9 hereof, except that it may be terminated by Sagent effective upon thirty (30) days' written notice to ADP upon the failure by ADP to pay the then current MS Fee, unless ADP shall cure such failure within such notice period.

               (A) Provided that ADP shall pay to Sagent the fees described in this Section 8(i), ADP shall be entitled
                  to Basic Maintenance, Level 1 Support and Level 2
                  Support, to be provided to ADP in accordance with the provisions of Section 5(b) hereof.

              (B) The fee for Basic Maintenance, Level 1 Support and Level 2
                  Support (the "MS Fee") for the Initial Term (the first "Maintenance Term") shall be [*] Dollars ($[*]).

              (C) At the end of the first Maintenance Term, and at the end of each eighteen month period following sequentially thereafter (each period, a "Maintenance Term"), Sagent shall provide to ADP an invoice for the MS Fee in respect of the immediately succeeding Maintenance Term, and ADP shall be entitled to renewal and continuation of Sagent's obligations under Section 5(b) by payment to Sagent of the applicable MS Fee as provided herein. However, any such invoice shall comply with the maximum price provisions set forth herein. No increase in the MS Fee shall be permitted, except that upon written notice by Sagent to ADP prior to the final sixty (60) days of any Maintenance Term, Sagent shall be entitled to increase its MS Fee for the next succeeding Maintenance Term by no more than [*] percent ([*]%) above its fee for the then current Maintenance Term.

              (D) The MS Fee for the first Maintenance Term shall be payable as follows: [*] Dollars ($[*]) shall be payable to Sagent within thirty (30) days after the execution of this Agreement; and [*] Dollars ($[*]) shall be payable to Sagent twelve (12) Months after such initial portion of the first MS Fee is due and payable. The MS Fee for each subsequent Maintenance Term shall be payable in two installments in the same manner as payable in respect of the first Maintenance Term, whereby the first installment, equal to two-thirds of the applicable MS Fee, is due at the commencement of any such Maintenance Term, and the second installment, equal to one-third of the applicable MS Fee, is due after two thirds of the applicable Maintenance Term has expired.

              (j) In consideration of the training services to be provided to ADP by SAGENT as outlined in Section 5(c) of this Agreement (the "Training Services"), ADP agrees to pay $[*]. There is an additional cost of $[*] per additional trainer enrolled in the SAGENT Train the Trainer program. The fees for Training Services do not include taxes and/or reasonable travel expenses.

        9. TERM AND TERMINATION

               (a) The term of this Agreement shall be eighteen (18) months from the Effective Date ("Initial Term"). At the expiration of the Initial Term, this Agreement may be automatically renewed by ADP for one additional eighteen (18) month period (a "Renewal Term") unless ADP provides to SAGENT thirty (30) days' prior written notice of nonrenewal. During the Renewal Term, the same terms applicable to the Initial Term shall apply, except that the minimum purchase by ADP of Products shall be [*] ([*]) Products per [*].

               (b) This Agreement may be terminated by either party: (i) upon breach by the other party of any material term of this Agreement or for failure to pay any amount when due, upon thirty (30) days' prior written notice by the non-breaching party to the other, unless the cause is susceptible of being cured and is cured within the thirty (30) day notice period or such other period agreed to by both parties; (ii) immediately upon written notice to the other party in the event the other party breaches Sections 3(i) or 4(a) hereof, (iii) immediately upon written notice to the other party if a receiver or other liquidating officer is appointed for substantially all of the assets or business of the other party, or if such other party makes an assignment for the benefit of creditors, or becomes insolvent or bankrupt or the rights or interest of such other party under this Agreement become attached under any bankruptcy, insolvency or reorganization proceedings. The date termination becomes effective is called the "Termination Date".

               (c) If this Agreement is terminated for any reason, all rights granted under this Agreement shall terminate, except, as set forth in this
Section 9(c) and in Sections 9(f) and 9(g), and except for ADPs continued license under Section 3(a), and its right to use Confidential Information for the sole purpose of fulfilling any existing contractual

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  the Commission. Confidential treatment has been requested with respect to the omitted portions.

obligations for Products and services to End Users, and any proposals to prospective End Users which have been made prior to the effective date of any such termination, and for the purpose of licensing to prospective End Users any prepaid Products, the fees in respect of which are not otherwise refundable to ADP hereunder. Use after the Termination Date shall be subject to all the restrictions contained herein and those provisions of this Agreement which survive termination. In addition, without limitation of anything else contained herein, the provisions of Section 8(i), and, if the MS Fee is paid by ADP as provided in Section 8(i), Sections 4, 5(b), 6(a)(iv), 6(d) and 10, and this
Section 9, shall survive the termination of this Agreement until the expiration of the Final Maintenance Term. Upon termination or expiration of this Agreement, except as otherwise provided herein, ADP will immediately cease to be an authorized SAGENT VAR and shall refrain from representing itself as such and from using any SAGENT trademark or trade name. Upon termination of this Agreement by ADP for Sagent's breach, without limitation of ADP's other rights and remedies hereunder, Sagent shall immediately refund to ADP any prepayment for Product not licensed to End Users during the term hereof, and if the Maintenance Term shall be terminated by such termination of this agreement, Agent shall refund to ADP a pro rata portion of the MS Fee previously paid by ADP representing the unexpired portion of the then current Maintenance Term. In addition, any fees for training services not provided to ADP shall be promptly refunded to ADP.

               (d) Subject to Sections 9(c) and 9(g), within thirty (30) days of the Termination Date, all Products, Confidential Information of SAGENT and related materials in ADP's possession or control shall be returned to SAGENT, or, upon SAGENT's written request, destroyed by ADP. Similarly, subject to
Section 9(c), within thirty (30) days of the Termination Date, all Confidential Information of ADP and related materials in SAGENT's possession or control shall be returned to ADP or, upon ADP's written request, destroyed by SAGENT.

               (e) On the Termination Date, all outstanding obligations, per the terms of this Agreement, to pay any amount to SAGENT will become due and payable within thirty (30) days after such termination or the period otherwise provided in this Agreement, whichever is earlier.

               (f) All sections of this Agreement which by their terms imply an ongoing obligation shall survive any termination of this Agreement.

               (g) Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed that the expiration or termination of this Agreement for any reason shall not terminate or diminish in any way the right of End Users then using the Solution to use the Products.

        10.    ESCROW

               (a) SAGENT represents and warrants that SAGENT has entered into an escrow agreement with Filesafe, Inc., d/b/a/ SourceFile ("SourceFile"), a copy of which is attached as Schedule D ("Escrow Agreement"), and pursuant thereto SAGENT has placed in escrow with SourceFile, fully annotated source code of the Product(s). Sagent further covenants that the materials deposited with SourceFile at all times will constitute a correct set of the source code of the Products, as well as any corrections, enhancements and other revisions received by ADP hereunder, or to which ADP becomes entitled under this Agreement (collectively, the "Source Code"). Sagent further grants to ADP its successors and assigns a worldwide irrevocable nonexclusive right and license to use, execute, reproduce, display, perform, and distribute and prepare derivative or collective works based upon the Source Code for the benefit of End Users who enter into End User Agreements with ADP as contemplated in this Agreement, such right and license to be exercisable by ADP solely following a Release Condition and solely for the purpose of exercising its rights and performing its obligations as contemplated under this Agreement. SAGENT further covenants to remain bound to and in compliance with the provisions of the Escrow Agreement throughout the term of this Agreement and each Maintenance Term, and hereby waives any defense that the Escrow Agreement is invalid or unenforceable. SAGENT agrees to the addition of ADP as a beneficiary under the Escrow Agreement, subject to ADP's sending the fully executed copy of the form of acknowledgment required by the Escrow Agreement and ADP's payment of the annual fee (which shall not exceed $250 annually) applicable to a beneficiary's participation in the Escrow Agreement.

               (b) ADP shall be entitled to receive a copy of the Source Code from escrow in accordance with the terms and conditions of the Escrow Agreement. In addition to the "Release Conditions" specified and defined in Section

4(i) of the Escrow Agreement, SAGENT agrees that the following conditions shall be deemed to constitute a Release Condition:

               SAGENT materially breaches the provisions of Section 5(b) as to maintenance of the Product(s) or Add-On Components;

        Without limitation of the foregoing, in the event that Sagent shall for any reason fail to resolve a Severity Level 1 Problem with a workaround, error correction or other solution within ten (10) calendar days after the problem has been reported to Sagent, and with an error correction within one hundred eighty
(180) days after the problem has been reported to Sagent, ADP shall have the right to terminate this Agreement, and the parties further agree that such circumstance shall be deemed to be a "Release Condition" under the Escrow Agreement, entitling ADP to receipt of the Source Code.

               In the event of such breach or such failure, or any condition specified in Section 4(i) of the Escrow Agreement, ADP shall notify SourceFile of the occurrence of the Release Condition and SAGENT agrees not to issue "Contrary Instructions" as such term is defined in Section 4(ii) of the Escrow Agreement, or to prevent in any other way the release of the Source Code to ADP. SAGENT further agrees in the event of such failure, to instruct SourceFile to:
(i) waive the sixty (60) day waiting period specified in Section 4(iii) of the Escrow Agreement and (ii) immediately release the Source Code to ADP for purposes of maintaining and supporting the Products. In furtherance of the foregoing intentions, Sagent represents and warrants to ADP that Sagent has delivered to SourceFile a fully executed letter of instructions in the form of Schedule E hereto (the "Instructions"), and Sagent further covenants that it shall take no action to revoke, alter, or circumvent the intention of, the Instructions. In addition, SAGENT hereby grants to ADP the right to contract with SAGENT's vendors in furtherance of the license described in this Section 10(b). In the event of any dispute between the parties pertaining to a Release Condition, actual or deemed, the parties agree that the pendency of such dispute shall not prevent or delay the release to ADP of the Source Code.

        11.    SPECIAL REPRESENTATIONS

               Each party represents and warrants to the other party as follows:

               (a) Neither the execution and delivery of this Agreement nor the performance of any actions required hereunder is being consummated by it with or as a result of any actual intent by such party to hinder, delay or defraud any entity to which such party is now or will hereafter become indebted.

               (b) Such party does not have any intent (i) to file any voluntary petition in bankruptcy under any Chapter of the Bankruptcy Code or in any manner to seek relief, protection, reorganization, liquidation, dissolution or similar relief for debtors under any local, state, federal, foreign or other insolvency laws or laws providing for relief of debtors, or in equity, or directly or indirectly to leave any of its affiliates to file any such petition or to seek any such relief, or (ii) directly or indirectly to cause any involuntary petition under any Chapter of the Bankruptcy Code to be filed under such party of any of its affiliates, or to cause such party or any proceedings pursuant to local, state, federal, foreign or other insolvency laws or laws providing relief of debtors or in equity or (iii) directly or indirectly to cause the Products or the intellectual property that is the subject of the licenses granted hereunder to become the property of any bankruptcy estate or the subject of any local, state, Federal, foreign or other bankruptcy dissolution, liquidation or insolvency proceedings.

        12.    GENERAL

               (a) The parties hereto expressly understand and agree that each party is an independent contractor in the performance of each and every part of this Agreement, is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith. Neither party is in any manner associated with or otherwise connected with the actual performance of this Agreement on the part of the other party, nor with the other party's employment of other persons or incurring of other expenses.

               (b) During the Initial Term and the Renewal Term, if any, Sagent shall not directly or indirectly sell, lease, license or otherwise distribute or cause to be distributed the Products to PeopleSoft, Inc., or any affiliate thereof, or offer, negotiate, or make any solicitation in furtherance of any of the foregoing acts.

               (c) SAGENT has the right at its sole discretion, with sixty (60) days' advance notice to ADP, to make non-material changes or improvements or enhancements in the design or specifications of the Products at any time. Sagent promptly shall provide to ADP all upgraded products with all such changes, improvements or enhancements, and shall provide to ADP such additional training, support and other assistance as shall be reasonably requested by ADP to adapt any Application to such changes, improvements, or enhancements, or to train its or its customers' employees in connection therewith. SAGENT shall provide to ADP thirty (30) days' notice prior to any such proposed Product change. If ADP determines that any such change, improvement or enhancement may have an adverse effect upon a Solution, ADP at its election and upon notice to SAGENT, shall be entitled to continue, until SAGENT receives written notice from ADP to the contrary, to receive, use, license and distribute hereunder the Product without such change, improvement or enhancement, and SAGENT shall continue Basic Maintenance, Level 1 Support and Level 2 Support for such Product as elected by ADP.

               (d) This Agreement may not be assigned by either party without the prior written consent of the other party, which shall not be unreasonably withheld, except that ADP may assign this Agreement, without Sagent's consent, to any direct or indirect wholly owned subsidiary of AUTOMATIC DATA PROCESSING, INC., and SAGENT may assign this Agreement in connection with its merger or the sale of substantially all of the assets of SAGENT, provided that SAGENT or ADP, as applicable, shall in the event of any such assignment remain liable as guarantor of all of such party's obligations hereunder. Any purported assignment in contravention of this section is null and void. Notwithstanding the foregoing this Agreement shall bind and inure to the benefit of any successors or permitted assigns. This Agreement is for the benefit of the parties hereto and their respective successors and permitted assigns as described herein, and such third party beneficiaries as are enumerated in the provisions of Section 6 hereof.

               (e) Neither party will be responsible for failure of performance, other than for any obligation to pay money, due to causes beyond its reasonable control, including without limitation, acts of God or nature; labor disputes; sovereign acts of any federal, state or foreign government; or shortage of materials.

               (f) Notices will be delivered to a party's address to the following individuals outlined below, stated in the signature block of this Agreement, or to another address which a party properly notified the other that notices should be sent. In addition, any notice to ADP shall include a duplicate copy to each of ADP, National Accounts Division, Attention: Division President, and ADP, National Accounts Division, Attention: Division Counsel, at the following address until July 21, 1997: 5665 Nordiside Drive, Atlanta, GA 30328, and after July 21, 1997 at 5800 Windward Parkway, Alpharetta, GA 30005.

               (g) This Agreement, including all attachments, exhibits and appendices, is the complete and exclusive statement of the parties to this Agreement on these subjects, and supersedes all prior written or oral proposals and understandings relating thereto. Except as otherwise provided, this Agreement may only be modified by a writing signed by an authorized officer of each of the parties. This Agreement takes precedence over any purchase order issued by ADP, which is accepted by SAGENT for administrative convenience only. If any court of competent jurisdiction determines that any provision of this Agreement is invalid, the remainder of the Agreement will continue in full force and effect. The offending provision shall be interpreted to whatever extent possible to give effect to its stated intent.

               (h) Failure to require performance of any provisions or waiver of a breach of a provision does not waive a party's right to subsequently require full and proper performance of that provision. Singular terms will be construed as plural, and vice versa. Section headings are for convenience only and will not be considered part of this Agreement.

               (i) This Agreement is governed by the laws of the State of California without giving effect to its conflict of law provisions. The United Nations Convention on Contracts for the International Sales of Goods will not apply to this Agreement. Either party may seek to enforce or prevent a breach of any term of this Agreement in the appropriate courts of any state or country in which the Products are deployed by ADP or in which ADP maintains an office. Nothing in this Agreement will be deemed a waiver by either party of any and all available legal or equitable remedies.

               (j) Upon execution of this Agreement, ADP will be provided a position on Sagent's advisory council ("Advisory Council"). The Advisory Council meets at least once a Quarter in Palo Alto. ADP, at its option and discretion, shall designate a representative as an Advisory Council member.

               (k) SAGENT agrees to procure and maintain, beginning on the date hereof and continuing throughout the term of this Agreement including any Renewal Terms, and throughout all Maintenance Terms, a comprehensive general liability insurance policy with an insurance company of national recognition having a Best's rating of B+ or better in an amount of not less than $4,000,000 in the aggregate and $1,000,000 per occurrence and covering its obligations set forth in Section 6(b) hereof; and to cause ADP to be an additional insured under such policy. Within five (5) days after the execution hereof Sagent shall deliver to ADP a certificate evidencing such coverage and such status of ADP. The certificate shall provide thirty (30) days' advance written notice of cancellation, non-renewal or termination be given to ADP.

               (l) Except as specifically provided herein, neither party may use the name, trademarks, service marks and/or logos of the other without such party's prior written consent in each instance (which shall be at each party's sole discretion). Without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, neither party shall make any news release, public announcements, denial or confirmation of this Agreement or its subject matter or advertise any facts relating to this Agreement. The foregoing restriction shall not apply to the extent such restriction is inconsistent with the requirements of any law, rule, regulation or other legal requirement, or the requirements of any national securities exchange or similar trading system applicable to the party proposing to make such disclosure. The parties shall use reasonable efforts to participate in joint press releases and promotional activities regarding the ADP/Sagent relationship contemplated in this Agreement. Each party shall bear responsibility for the cost of their respective press releases and promotional activities, unless otherwise mutually agreed. Each party shall submit to the other for prior written approval by an authorized representative, which approval shall not be unreasonably withheld, any joint press release or promotional literature which identifies the other party and/or uses the other party's name, trademark(s), service mark(s) and/or logo(s), which approval shall not be unreasonably withheld the case of proposed press releases; provided, however, that each party shall have sole discretion to refuse the use by the other party of any of its trademarks, trade names, service marks and/or logos.

               (m) The headings in this Agreement are intended for convenience of reference and shall not affect its interpretation. Any reference herein to a Section or an Exhibit or an Attachment or a Schedule shall be deemed to refer to the applicable Section or Exhibit or Attachment or Schedule to this Agreement.

               (n) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one Agreement.

SAGENT TECHNOLOGY, INC.                      ADP, INC.


By:                                          By:

Name:                                        Name:

Title:                                       Title:

Address: 2225 E. Bayshore Road, Suite 100    Address: One ADP Boulevard
         Palo Alto, CA 94303                          Roseland, New Jersey 07068

                                   SCHEDULE A


                     VALUE ADDED RESELLER LICENSED PRODUCTS
                            Software List of Products



The Sagent Data Mart Solution consist of the following integrated family of products, more fully described in Attachment A:

                  Base Package Software Solution (One Full Set)

                              Data Mart Server (1)
                                Design Studio (1)
                             Information Studio (10)
                               Weblink Server (1)
                                    Admin (1)
                              Sagent Analysis (10)
            Reporting Tool (Either CrystalReport's or Sagent's) (10)

                                   SCHEDULE B
                                Discount Schedule



I.    The Product consists of:

                              Data Mart Server (1)
                                Design Studio (1)
                             Information Studio (10)
                               WebLink Server (1)
                                 Admin Tool (1)
                              Sagent Analysis (10)
              Report Tool (either CrystalReport's or Sagent's) (10)


The list price for the Product is $[*]. SAGENT agrees to give ADP a [*]% discount off the list price for each Product purchased during the Initial Term of this Agreement, which results in a list price of $[*] for each Product.

II. The price per Product (including user documentation) for ADP's internal use only is $[*] per Product.

III. ADD ON COMPONENTS SOLD TO EXISTING CUSTOMERS (i.e., CUSTOMERS WHO HAVE PURCHASED THE PRODUCT IDENTIFIED IN I., ABOVE):

                                                               List Price
                                                               ----------
                Data Mart Server (1).....................      $    [*]
                Weblink Server (1).......................      $    [*]
                Information Studios (Sets of 5)..........      $    [*]
                Analysis Tools (Set of 5)................      $    [*]
                Reporting Tools (Set of 5)...............      $    [*]
                Design Studio's (1)......................      $    [*]
                Admin Tool (1)...........................      $    [*]


DISCOUNT SCHEDULE: The price to ADP during the Initial Term of this Agreement for purchases of add-on components will be [*]% of the prices shown on the Price List.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   SCHEDULE C


             Support & Professional/Technical Services Pricing/Fees

                                Support Services


In addition to the Services described below, Sagent shall provide its Premium Support as described elsewhere in this Exhibit C.

Support Services will include telephone support, in which we will answer technical questions from Two (2) designated persons about the installation and use of Products; Maintenance Releases, in which we will provide our copyrighted in-line releases and workarounds as available; Upgrades, in which we will provide new product releases (signified by a change in the version number) as substitutes for Products; and other generally available Technical Materials. Note that Maintenance Releases and Upgrades, where applicable, may not be used to increase the total number of copies of the Products. After upgrade or maintenance this agreement will only apply to the upgraded or maintained versions of a Products provided that ADP shall have continued support for the prior version for up to 24 months as required by ADP; you agree to destroy or archive (but not use or transfer) the prior version within 24 months ADP and its clients may need some time to move to a new release upgrade, etc.

TECHNICAL SUPPORT SERVICES
The Professional Support program is designed to give you access to Sagent Technology's Technical Support Analysts. These analysts are available to insure the continued operation of your Sagent product. This includes working with a Sagent system that has gone down, assisting with the initial setup of new systems, and other problems that arise form the use of our products. Technical Support Services does not include the development of custom code, or detailed product training.

DESIGNATED PROFESSIONAL SUPPORT CONTACTS
Maintaining a clear line of communication between your organization and Sagent's Technical Support department is key to making sure you get the most from the Professional Support program. As such, it is important that you designate specific individuals within your organization that become the primary contacts for working with Sagent Technical Support. These individuals, who are familiar with the technical workings of your company's systems, help by managing the flow of information to the Support Analysts to insure that responses are focused on the problem at hand. The number of contacts within your organization that have access to Sagent Technical Support is specified in this agreement, and is determined by you based on your need.

WORKING WITH TECHNICAL SUPPORT
Sagent Technical Support tracks your issues based on an incident model. While we do not limit you to a specific number of incidents, we do use incidents to make sure that each issue that you have is resolved to the best of our ability. An incident is defined as a single support issue that cannot be broken down into smaller support issues. Each of these incidents is tracked individually, and can be referenced by you when you contact us.

CONTACTING SAGENT TECHNICAL SUPPORT BY PHONE
Use the phone to contact Sagent Technical Support whenever you have a time-critical or business-critical problem. Sagent Technical Support is available to Premium Support Customers twenty-four (24) hours a day, seven (7) days a week. During regular business hours, Premium Support Customers are given priority in the phone queue. If we are unable to answer your call immediately, you will be given the option to leave a voice mail message. Telephone calls placed outside regular business hours automatically go to voice mail, and a designated support analyst is paged. In the message, please be sure to give us your name, company name, a description of the problem, and a phone number that you can be reached at. All calls that go to voice mail will be responded to within two business hours. If we fail to connect with you on the return call, we will leave a message (if possible) with an appropriate time to follow up.

CONTACTING SAGENT TECHNICAL SUPPORT BY ELECTRONIC MAIL

For problems that are not time-critical, you can contact us via the Internet at Techsupport@SagentTech.com. We will respond to all mail messages within one business day of the time it arrives at Sagent Technical Support. Please be sure to include a full description of the problem, your name, your company's name, and a return e-mail address.

ESCALATION PROCESS

   Step 1 - All new technical support issues are handled initially by our support analysts. Our support analysts are trained to deal with the majority of all support issues, and most support issues are resolved at this step. All problems will be acknowledged within two (2) business hours.

   Step 2 - If an issue comes up that cannot be handled by the support analyst, it is given one of the following priorities:

            A) Severity 1 - For business outages, or issues, that have a serious impact on ADP or an End User which threatens future productivity.

            B) Severity 2 - For issues that do not have a significant
               current impact on customer productivity of ADP or an End User.

   Step 3 - Severity 1 issues are immediately escalated to Sagent's upper management team to determine the proper course of action. Sagent shall take all necessary and desirable steps to resolve such issues with an error correction, a workaround or another solution within one business day.

            Severity 2 issues are escalated to an escalation review committee, which meets regularly to determine the proper course of action for these escalations. Sagent shall take all necessary and desirable steps to resolve and issues with an error correction, a workaround or another solution.

   Step 4 - The course of action determined in Step 3 is communicated to ADP, and an estimated time to complete is given.

   Step 5 - If Sagent has not delivered an error correction, but has delivered a workaround acceptable to ADP, for a suspected error within the times contemplated in this Agreement, Sagent shall provide, within twenty-four (24) hours after ADP's request, a written analysis of the problem and a written plan to supply ADP with an error correction within thirty (30) calendar days. The foregoing remedies are in addition to and not lieu of all other remedies available to ADP under the Agreement.


PREMIUM SUPPORT PROGRAM

Sagent Premium Support is provided for our customers that require more security when implementing Sagent's products in mission critical environments. In order to provide this security, the Premium Support Program provides round the clock access to Sagent Technical Support team via the phone, as well as electronic support via the Internet. Sagent's Premium Support Program also includes an escalation process that is designed to make sure technical issues receive the proper attention.

This reference guide is an outline to the services currently available under the Premium Support program. Use this guide to determine the best way to get the most from this service.

TECHNICAL SUPPORT SERVICES

The Professional Support Program is designed to give you access to Sagent Technology's Technical Support Analysts twenty-four (24) hours a day, seven (7) days a week. These analysts are available to insure the continued operation of your Sagent product. This includes working with a Sagent system that has gone down, assisting with the initial setup of new systems, that arise from the use of our products. Technical Support Services does not include the development of custom code, or detailed product training.

                                   SCHEDULE D

                               [ESCROW AGREEMENT]

                     TERMS AND CONDITIONS OF ESCROW ACCOUNT

                                   SourceFlex
                            Software Escrow Agreement

                 Developer [Sagent Technology, Inc.] SourceFile


This contract is a two-party agreement between SourceFile and Sagent Technology, Inc. End-users may sign on to this agreement as they license the technology from the Sagent. The SourceFlex contract provides the opportunity to serve all licensees of a particular Software Developer for one or more systems.

                                   SOURCEFLEX
                      SOFTWARE SOURCE CODE ESCROW AGREEMENT
                             SOURCEFILE NUMBER: 7446


        This Software Source Code Escrow Agreement, dated as of January 6, 1997 by and between FileSafe, Inc., a California corporation, doing business as SourceFile ("SourceFile") located at 1350 West Grand Ave., Oakland, California 94607 and Sagent Technology, Inc., located at 2225 E. Bayshore, Palo Alto, CA 94303 ("Sagent"), and each Beneficiary identified by Depositor to SourceFile as provided for in Paragraph 3 hereof (each a "Beneficiary", collectively the "Beneficiaries").

                                    RECITALS:

        A. Pursuant to certain software license agreements (each a "License Agreement", collectively the "License Agreement"), Depositor licenses to certain licensees certain software in object code form (the "Software"). A description of each Software effective as of the date hereof, is attached hereto as Exhibit "A".

        B. The Software is the proprietary and confidential information of Depositor, and Depositor desires to protect such ownership and confidentiality.

        C. Depositor desires to ensure the availability to its Beneficiaries of the source code and all necessary proprietary information related to the Software (the "Source Material") in the event certain conditions set forth in Paragraph 4 of this Agreement should occur.

                                   AGREEMENT:

        1. Delivery of Source Material to SourceFile. Upon execution of this agreement, Depositor shall deliver to SourceFile a parcel (the "Parcel") sealed by Depositor, which Depositor represents and warrants contains the Source Material. SourceFile has no knowledge of, and makes no representations with respect to, the contents or substance of the Parcel, the Software or the Source Material. Depositor shall send to SourceFile a duplicate of the Source Material within three (3) days after receiving written notice from SourceFile that the Source Material has been destroyed or damaged. All supplements shall be subject to the terms and provisions of this Agreement.

        2. Acknowledgement of Receipt by SourceFile. SourceFile shall promptly acknowledge to Depositor and to Beneficiary the receipt of the Parcel and any supplements to the Source Material which are added to the Parcel. Depositor shall provide supplements to the Source Material for each version of the Software. All such supplements shall be subject to the terms and provisions of this Agreement. SourceFile will notify Beneficiary and Depositor of each update to the Source Material. Such notification will be sent via certified mail, return receipt required. SourceFile will provide an account status report to the Beneficiary and Depositor on a semiannual basis.

        3. Acknowledgement by Beneficiaries. For purposes of this Agreement, a licensee of the Software under a fully executed License Agreement, shall be a Beneficiary hereunder with such rights of a Beneficiary as set forth herein, only if (i) such licensee has sent to SourceFile a fully executed copy of the form of acknowledgement attached hereto as Exhibit "B", in which such licensee accepts the terms of this Agreement and (ii) all fees are paid. The names and addresses of the Beneficiaries shall be described in one or more schedules of Beneficiaries. A schedule of Beneficiaries effective as of the date of this Agreement is attached hereto as Exhibit "C". All other licensees of the Software shall have no rights hereunder and SourceFile shall have no duties to such licensees.

        4. Terms and Conditions of the Source Material Escrow. The Parcel shall be held by SourceFile upon the following terms and conditions:

           (i) Beneficiary's right to possession of the Source Code is subject to Beneficiary's execution of a registration document with SourceFile and payment to Sagent of an annual fee for Beneficiary's participation in such escrow account. Such registration document shall provide Beneficiary access to the Source Code, the right to use and modify the Source Code solely to maintain and support Beneficiary's current and future customers of the Licensed Material and the right to produce object code copies of the modified Licensed Material as part of Beneficiary's applications for use in accordance with the terms of the Agreement, subject to the following conditions: (a) Beneficiary is in compliance with the terms of the Agreement; (b) Beneficiary has a valid license to the Licensed Material; and (c) Beneficiary has a valid maintenance agreement with Sagent for support of the Licensed Material, and either (1) A petition in bankruptcy has been filed in Sagent's name, whether voluntarily or involuntarily, and such petition is not withdrawn within 90 days of such filing or (2) pursuant to Sagent's obligations under a valid maintenance agreement with Beneficiary, Sagent has consistently and repeatedly failed or refused to correct a catastrophic error or numerous individual errors in the License Materials which render the licensed materials commercially unusable. Provided that the above conditions exist, and Beneficiary has given Depositor written notice of such breach which was not cured within 60 days (the Release Condition), then SourceFile shall follow the following procedures set forth in this Section 4, parts (ii), (iii), (iv) and (v).

           (ii) SourceFile shall promptly notify Depositor of the occurrence of the Release Condition and shall provide to Depositor a copy of Beneficiary's notice to SourceFile.

           (iii) If SourceFile does not receive Contrary Instructions, as defined below, from Depositor within sixty (60) days following SourceFile's delivery of a copy of such notice to Depositor, SourceFile shall deliver a copy of the Source Material to Beneficiary. "Contrary Instructions" for the purposes of this
                  Section 4 shall mean the filing of written notice with SourceFile by Depositor, with a copy to the Beneficiary demanding delivery, stating that the Release Condition has not occurred or has been cured.

           (iv) If SourceFile receives Contrary Instructions from Depositor within sixty (60) days of the giving of such notice to Depositor, SourceFile shall not deliver a copy of the Source Material to the Beneficiary, but shall continue to store the Parcel until: (1) otherwise directed by the Depositor and Beneficiary jointly; (2) SourceFile has received a copy of an order of a court of competent jurisdiction directing SourceFile as to the disposition of the Source Material; or
                  (3) SourceFile has deposited the Parcel with a court of competent jurisdiction or a Trustee or receiver selected by such court pursuant to this Section 4, part (v) below.

           (v) Upon receipt of Contrary Instructions from Depositor, SourceFile shall have the absolute right, at SourceFile's election, to file an action in interpleader requiring the Depositor and Beneficiary to answer and litigate their several claims and rights amongst themselves. SourceFile is hereby authorized to comply with the applicable interpleader statutes of the State of California in this regard.

        5. Term of Agreement. This Agreement shall have an initial term of three
(3) years. The term shall be automatically renewed on a yearly basis thereafter, unless Depositor, Beneficiary, or SourceFile notifies the other parties in writing at least forty-five (45) days prior to the end of the then current term of its intention to terminate this Agreement.

        6. Compensation of SourceFile. Depositor or Beneficiary agree to pay SourceFile reasonable compensation for the services to be rendered hereunder in accordance with SourceFile's then current schedule of fees, except that any fees associated with Escrow Release Requests and Technical Review/Verification Requests initiated by a Beneficiary must be paid by that Beneficiary in accordance with SourceFile's then current schedule of fees. Depositor or Beneficiary will pay or reimburse SourceFile upon request for all reasonable expenses, disbursements and advances, including software duplication charges, incurred or made by it in connection with carrying out its duties hereunder.

        7. Limitation of Duties of SourceFile. SourceFile undertakes to perform only such duties as are expressly set forth herein.

        8. Limitation of Liability of SourceFile. SourceFile may rely on and shall suffer no liability as a result of acting or refraining from acting upon any written notice, instruction or request furnished to SourceFile hereunder which is reasonably believed by SourceFile to be genuine and to have been signed or presented by a person reasonably believed by SourceFile to be authorized to act on behalf of the parties hereto. SourceFile shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement. SourceFile may consult with counsel of its own choice, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

        9. Indemnification of SourceFile. SourceFile shall be responsible to perform its obligations under this agreement and to act in a reasonable and prudent manner with regard to this escrow arrangement. Provided that SourceFile has acted in the manner stated in the previous sentence, Depositor and Beneficiary each agree to indemnify, defend, and hold harmless SourceFile and its agents and employees (collectively, "SourceFile") from any and all claims, demands, liability, costs and expenses (including attorneys' fees) incurred by SourceFile directly or indirectly arising from or relating to the Source Material and/or SourceFile's performance of its duties under this Agreement.

        10. Record Keeping and Inspection of Software. SourceFile shall maintain complete written records of all materials deposited by Depositor pursuant to this Agreement. During the term of this Agreement, Depositor shall be entitled at reasonable times during normal business hours and upon reasonable notice to SourceFile to inspect the records of SourceFile maintained pursuant to this Agreement and to inspect the facilities of SourceFile and the physical condition of the Source Material.

        11. Technical Verification. Beneficiary reserves the option to request SourceFile to verify the Source Material for completeness and accuracy. At Beneficiary's expense, SourceFile may elect to perform the verification at its site or at the Depositors site. Depositor agrees the reasonably cooperate with SourceFile in the verification process by providing its facilities and computer systems and by permitting SourceFile and at least one employee of Beneficiary to be present during the verification of Source Material.

        12. Restriction on Access to Source Material. SourceFile shall maintain the Source Materials in a secure, environmentally safe, locked receptacle which is accessible only to authorized SourceFile employees. SourceFile shall not disclose the contents of this Agreement to any third party. If SourceFile receives a subpoena or other order of a court or other judicial tribunal pertaining to the disclosure or release of the Source Materials, SourceFile will immediately notify Depositor. Except as required to carry out its duties hereunder, SourceFile shall not permit any SourceFile employee, Beneficiary or any other person access to the Source Material except as expressly provided herein, unless consented to in writing by Depositor. SourceFile shall use its best efforts to avoid unauthorized access to the Source Material by its employees or any other person.

        13. Bankruptcy. Depositor and Beneficiary acknowledge that this Agreement is an "agreement supplementary to" the License Agreement as provided in Section 365(n) of Title 11, United State Code (the "Bankruptcy Code"). Depositor acknowledges that if Depositor, as a debtor in possession or a trustee in Bankruptcy in a case under the Bankruptcy Code, rejects the License Agreement or this Agreement, Beneficiary may elect to retain its rights under the License Agreement and this Agreement as provided in Section 365(n) of the Bankruptcy Code. Upon written request of Beneficiary to Depositor or the Bankruptcy Trustee, Depositor or such Bankruptcy Trustee shall not interfere with the rights of Beneficiary as provided in the License Agreement and this Agreement, including the right to obtain the Source Material from SourceFile as permitted hereunder.

        14. Notices.

            (i) Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given on the date service is served personally, sent by overnight courier, or five (5) days after the date of mailing if sent registered mail, postage prepaid, return receipt required, and addressed as follows or to such other address or facsimile number as either party may, from time to time, designate in a written notice given in like manner:

TO DEPOSITOR:         Sagent Technology, Inc.
                      2225 East Bayshore Road, Suite 100
                      Palo Alto, CA 94303
                      Phone:  (415) 493-7100
                      Fax:  (415) 493-1290

TO SOURCEFILE:        SourceFile
                      1350 West Grand Ave.
                      Oakland, CA 94607
                      Attn.:  Client Services
                      Phone:  (510) 419-3888
                      Fax:  (510) 419-3875

           (ii) Deposit update notices and invoices will be sent to parties listed in Exhibit "D" and "E".

TO BENEFICIARY: As set forth in Exhibit "C" Schedule of Beneficiaries.

        15. Miscellaneous Provisions.

            (a) Waiver. Any term of this Agreement may be waived by the party entitled to the benefits thereof, provided that any such waiver must be in writing and signed by the party against whom the enforcement of the waiver is sought. No waiver of any condition, or of the breach of any provision of this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of such condition or breach. Delay or failure to exercise any right or remedy shall not be deemed the waiver of that right or remedy.

            (b) Modification or Amendment. Any modification or amendment of any provision of this Agreement must be in writing, signed by the parties hereto and dated subsequent to the date hereof.

            (c) Governing Law Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California. All disputes arising out of or related to this Agreement shall be subject to the exclusive jurisdiction and venue of the State and Federal courts of Santa Clara County, California.

            (d) Headings; Severability. The headings appearing at the beginning of the sections contained in this Agreement have been inserted for identification and reference purposes only and shall not be used to determine the construction or interpretation of this Agreement. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

               (e) Further Assurances. The parties agree to perform all acts and execute all supplementary instruments or documents which may be reasonably necessary to carry out the provisions of this Agreement.

               (f) Entire Agreement. This Agreement, including the attachments hereto, contains the entire understanding between the parties and supersedes all previous communications, representations and contracts, oral or written, between the parties, with respect to the subject matter thereof. It is agreed and understood that this document and agreement shall be the whole and only agreement between the parties hereto with regard to these escrow instructions and the obligations of SourceFile herein in connection with this Agreement, and shall supersede and cancel any prior instructions. SourceFile is specifically directed to follow these instructions only and SourceFile shall have no responsibility to follow the terms of any prior agreements or oral understandings.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


DEPOSITOR                                         SOURCEFILE


Sagent Technology, Inc.                           FileSafe, Inc.,
a California corporation                          a California corporation

By:                                               By:
  ----------------------------                        -------------------------
Name: Ken Gardner                                 Name:
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Title: Chief Executive Officer                    Title:
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